Addendum to Form 4 of Cynthia Croatti, August 22, 2006

Explanation of Response:

(1)	Represents 2,923 shares of Common Stock beneficially owned by Cynthia Croatti through her 401(k).

(2)

Cynthia Croatti is a trustee of The Marie Croatti QTIP Trust, the manager of a limited liability company, Trilogy Investment Partners LLC, and a trustee for The Samuel E. Brown Gallo Trust - 1989, The Nicholas C. Brown Gallo Trust - 1989, the Monica Levenstein Gallo Trust - 1989 and the Lisa Levenstein Gallo Trust- 1989. The aforementioned trusts and LLC, as of the date of filing this report, each directly owned a portion of the reported securities. Cynthia Croatti disclaims beneficial ownership of these reported securities, except to the extent of her pecuniary interest therein, and this report shall not be deemed an admission that she is the beneficial owner of the securities for purposes of Section 16 or any other purpose.

(3)

Portions of these shares are owned directly by The Red Cat Limited Partnership and by The Queue Limited Partnership, respectively, each of which is a ten percent owner of the issuer. Portions of these shares are owned indirectly by each of Red Cat Management Associates, Inc., Queue Management Associates, Inc., Ronald D. Croatti, Cynthia Croatti and Cecelia Levenstein, respectively. Red Cat Management Associates, Inc. is the general partner of The Red Cat Limited Partnership, and Ronald D. Croatti and Cynthia Croatti are also officers, directors and shareholders of Red Cat Management Associates, Inc. Queue Management Associates, Inc. is the general partner of The Queue Limited Partnership. Ronald D. Croatti and Cynthia Croatti are officers, directors and shareholders of Queue Management Associates, Inc., and Cecelia Levenstein is a director and shareholder of Queue Management Associates, Inc. Each of the aforementioned reporting persons disclaims beneficial ownership of these reported securities, except to the extent of his, her or its pecuniary interest therein, and this report shall not be deemed an admission that such reporting person is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(4)

The Marie Croatti RC Trust – 2006, of which Marie Croatti is the sole trustee and sole beneficiary, made a gift of 14,181 shares of Class B Common Stock to The Ronald D. Croatti Non-GST Trust – 2006, of which Cynthia Croatti and Cecelia Levenstein are trustees and Ronald D. Croatti is the beneficiary. Cynthia Croatti disclaims beneficial ownership of these reported securities, except to the extent of her pecuniary interest therein, and this report shall not be deemed an admission that she is the beneficial owner of these securities for purposes of Section 16 or any other purpose.